Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone: 410-269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS SECOND QUARTER 2010
FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – August 12, 2010 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the second quarter and six months ended June 30, 2010.

For the second quarter of 2010, PharmAthene recognized revenues of $4.8 million compared to $8.1 million in the same period of 2009.  For the six months ended June 30, 2010 and 2009, respectively, PharmAthene recognized revenues of $7.9 million and $13.6 million.  Revenues for the most recent quarter and six months ended June 30, 2010 consisted primarily of contract funding from the U.S. government for the development of Protexia®, SparVax™ and Valortim®.  The decline in revenue in the second quarter of 2010 and first six months of 2010 compared to 2009, is primarily attributable to the completion in the third quarter of 2009 of the first phase of development activities under the Company’s existing contract with the Department of Defense (DoD) for Protexia®.

Research and development expenses were $5.9 million and $10.2 million for the quarter ended June 30, 2010 and 2009, respectively.  Research and development expenses were $10.9 million and $16.0 million for the six months ended June 30, 2010 and 2009, respectively.  Research and development expenses decreased in the second quarter and first six months of 2010 compared to the prior year period primarily as the result of a $3.0 million one-time termination fee to Avecia, incurred in the second quarter of 2009.

Expenses associated with general and administrative functions were $4.1 million in the second quarter of 2010 compared to $4.4 million in the same period in 2009.  Expenses associated with general and administrative functions were $9.4 million and $9.6 million for the six months ended June 30, 2010 and 2009, respectively.  General and administrative expenses decreased $0.3 million for the three months ended June 30, 2010 and $0.1 million for the six months ended June 30, 2010, as compared to the prior year periods, due to the recording of a bad debt expense in the amount of approximately $1.1 million in the second quarter of 2010 and $1.6 million for the first six months of 2010, primarily associated with an invoice to the Company’s government customer related to rPA anthrax vaccine development work performed at Avecia prior to the transfer of development activities to a U.S-based manufacturer, and the novation of the Company’s government contract for the advanced development of its rPA anthrax vaccine candidate from NIH to BARDA. These expenses were more than offset by reduced accruals for bonuses, salaries, stock compensation, recruiting, relocation, and travel expenses.

For the second quarter of 2010, PharmAthene's net loss attributable to common shareholders was $6.4 million or $0.22 per share, compared to $6.6 million or $0.24 per share in the same period of 2009.  For the six months ended June 30, 2010, the Company's net loss attributable to common shareholders was $14.3 million or $0.50 per share, compared to $12.6 million or $0.47 per share in the same period of 2009.

As of June 30, 2010, the Company had cash and cash equivalents, restricted cash, short-term investments, and US government account receivables and other receivables totaling approximately $13.7 million as compared to $23.2 million at December 31, 2009.   In July 2010, PharmAthene completed a public sale of approximately 2.8 million shares of the Company’s common stock and 6-year warrants for approximately 1.3 million shares of common stock, generating gross proceeds of $3.9 million.

“We continued to make solid progress in our biodefense programs in the second quarter,” commented Eric I. Richman, President and Interim Chief Executive Officer.  “In June we were pleased to be informed that the U.S. Government Accountability Office had denied a competitor’s protest challenging a previously announced contract modification for up to $78.4 million for our rPA anthrax vaccine program.  Funding under the contract modification has since resumed and we are moving forward with additional development activities for this program.  We continue to work closely with our partners at the National Institutes of Health (NIH) and the Biomedical Advanced Research and Development Authority (BARDA) to advance these important medical countermeasures to protect Americans at home and on the battlefield.”

Mr. Richman continued, “We also made important advancements in the development of a lyophilized, or freeze dried, version of our rPA vaccine.  Preliminary studies suggest that our lyophilized rPA formulation is structurally stable and potent at temperatures up to 70ºC.  If successfully developed, a lyophilized rPA-based vaccine could meet the requirements for a cold-chain-free vaccine, an important advantage for the Strategic National Stockpile and the foundation of Project BioShield, which was established to encourage the development and acquisition of next generation medical countermeasures based on modern technologies, which offer improvements in safety, convenience, cost, and effectiveness.”

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company's second quarter financial and operational results today at 4:30 pm E.T. The dial-in number for U.S. callers is 888-396-2356 and for international callers is 617-847-8709.  The participant passcode is 49692735.

A replay of the conference call will be available beginning at approximately 7:00 p.m. E.T. on August 12, 2010 until approximately 11:59 p.m. Eastern Time September 12, 2010. The dial-in number from within the United States is 888-286-8010.  For international callers, the dial-in number is 617-801-6888. The participant passcode is 57845576.

A webcast of the conference call will be available until September 12, 2010 and can be accessed from the company's website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website.

About PharmAthene, Inc.
PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:
•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•	Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; or similar statements are forward-looking statements. PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, unexpected financial obligations that could increase the rate of our cash consumption, challenges related to our plan to regain NYSE Amex compliance, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). We have based our projection of future cash needs on the Company's current and anticipated operations, which do not take into account any potential future government contracts that may be awarded to the Company, merger & acquisition or corporate partnering activities, or unexpected financial obligations. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for both our lyophilized rPA anthrax vaccine candidate and SparVax™. At this point there can be no assurance that either of these product candidates will be shown to be safe and effective and approved by regulatory authorities for use in humans.

Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

-- Tables Follow --

PHARMATHENE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Contract revenue	$4,779,591	$8,071,211	$7,896,144	$13,593,114
	4,779,591	8,071,211	7,896,144	13,593,114

Operating expenses:
Research and development	5,940,360	10,225,349	10,892,753	16,044,516
General and administrative	4,121,822	4,416,248	9,447,244	9,562,247
Depreciation and amortization	254,440	199,699	499,698	392,177

Total operating expenses	10,316,622	14,841,296	20,839,695	25,998,940

Loss from operations	(5,537,031)	(6,770,085)	(12,943,551)	(12,405,826)
Other income (expenses):
Interest income	2,582	92,853	6,065	197,098
Interest expense	(921,465)	(598,395)	(1,869,615)	(1,200,510)
Loss on early extinguishment of debt
Other income (expense)	29,752	-	169,174	-
Change in market value of derivative instruments	33,470	643,702	300,966	764,291
Total other income (expenses)	(855,661)	138,160	(1,393,410)	(239,121)

Net loss	(6,392,692)	(6,631,925)	(14,336,961)	(12,644,947)

Basic and diluted net loss per share	(0.22)	(0.24)	(0.50)	(0.47)

Weighted average shares used in calculation of basic and diluted net loss per share	29,619,193	28,056,824	28,900,882	27,038,761

PHARMATHENE, INC.
 CONSOLIDATED BALANCE SHEETS
	Unaudited

	June 30 2010	December 31 2009
ASSETS
Current assets:
Cash and cash equivalents	$682,001	$2,673,567
Restricted Cash	100,000	-
Short-term investments	-	3,137,071
Accounts receivable, net	8,630,362	8,866,346
Other receivables (including unbilled receivables)	4,303,312	8,566,425
Prepaid expenses and other current assets	660,476	973,214
Total current assets	$14,376,151	$24,216,623

Long-term restricted cash	$-	$-
Property and equipment, net	6,182,007	6,262,388
Patents, net	855,417	928,577
Other long-term assets and deferred costs	102,244	308,973
Goodwill	2,348,453	2,348,453
Total assets	$23,864,272	$34,065,014

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$8,402,535	$1,934,119
Accrued expenses and other liabilities	4,288,188	11,532,101
Total current liabilities	$12,690,723	$13,466,220

Other long-term liabilities	$459,850	$452,618
Derivative instruments	1,150,134	835,299
Long-term debt	19,160,935	17,426,513
Total liabilities	$33,461,642	$32,180,650
Stockholders' equity (deficit):
Common stock, $0.0001 par value; 100,000,000 shares authorized; 29,857,288 and 28,130,284 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	$2,986	$2,813
Additional paid-in-capital	159,998,323	157,004,037
Accumulated other comprehensive income	1,048,924	1,188,156
Accumulated deficit	(170,647,603)	(156,310,642)
Total stockholders' equity (deficit)	$(9,597,370)	$1,884,364
Total liabilities and stockholders' equity (deficit)	$23,864,272	$34,065,014